Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201338
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 2, 2015)

39,305,467 Shares
MPM Holdings Inc.
Common Stock

This is supplement no. 3 to the prospectus dated July 2, 2015 that relates to the offer and resale of up to an aggregate of 39,305,467 shares of common stock of MPM Holdings Inc.’s (the “Company”) by the selling stockholders identified in the prospectus. The shares being offered by the selling stockholders have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-201338. We are not selling any shares under the prospectus. We will not receive any proceeds from the sale of shares being offered by the selling stockholders.

The selling stockholders may offer shares of our common stock from time to time, if and to the extent as they may determine, through public or private transactions or through other means described under “Plan of Distribution” at the current fixed price per share of $20.33 for our common stock until such shares are quoted on the OTCBB, OTCQX or OTCQB or listed on an exchange and thereafter at prevailing market prices or at privately negotiated prices.

Our common stock is not listed on any national securities exchange and no public market currently exists for our common stock.

Recent Developments
We have attached to this prospectus supplement the Form 8-K of the Company filed on September 1, 2015. The attached information updates and supplements, and should be read together with, the Company’s prospectus dated July 2, 2015, as supplemented from time to time.

See “Risk Factors” beginning on page 12 of the prospectus for a discussion of certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 27, 2015

MPM HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-201338	47-1756080
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

MOMENTIVE PERFORMANCE MATERIALS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-146093	20-5748297
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

260 Hudson River Road Waterford, NY 12188	(518) 233-3330
(Address of principal executive offices including zip code)	(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2015, Daniel C. Murphy resigned as a member of the Board of Directors of MPM Holdings Inc. (“Momentive”), the indirect parent of Momentive Performance Materials Inc. (“MPM”).
On August 28, 2015, Brian D. Berger resigned as a member of the Board of Directors of MPM (the “MPM Board”) and the MPM Board appointed Erick R. Asmussen as a director of the MPM Board to fill the vacancy created by Mr. Berger’s resignation.
The resignations did not involve a disagreement with Momentive or MPM on any matter relating to Momentive’s or MPM’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPM HOLDINGS INC.

Date: September 1, 2015	/s/ Erick R. Asmussen
Erick R. Asmussen
Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS INC.

/s/ Erick R. Asmussen
Erick R. Asmussen
Chief Financial Officer